SERVICES AGREEMENT

SERVICES AGREEMENT made as of the __ day of April, 2009 by and between GLOBAL TELESAT SERVICES CORP., a British Virgin Islands corporation with offices at 3 The Fountain Centre, Lensbury Avenue, Imperial Wharf, London, SW5 2TW (the “Services Provider”), and SANSWIRE CORP., a Florida corporation with offices at 101 NE 3rd Avenue, Suite 1500, Fort Lauderdale, Florida 33301 (the “Company”).

WITNESSETH:

WHEREAS, the Company is directly and through a joint venture entity in which it is a party, engaged in the development of a 34 meter mid-altitude unmanned airship designated as the STS-111 which it intends to sell to both commercial and governmental customers; and

WHEREAS, the Company requires assistance with such development efforts with respect to activities relating to the development of certain capabilities of the STS-111 relating to satellite telecommunications; and

WHEREAS, the Services Provider (and Global Telesat Corp., an affiliated entity, hereinafter referred to as “GTC”) provides satellite communications services to customers, including government customers, and has developed certain equipment and related software utilized for voice and data satellite communications services (the “Appliqués”); and

WHEREAS, accordingly, the Services Provider (and GTC) has specialized experience and expertise in activities relating to satellite telecommunications and has heretofore provided significant assistance and services to the Company in connection with the development of a satellite telecommunications capability for the STS-111; and

WHEREAS, the Services Provider, through GTC, has potential customers for the purchase and use of the STS-111 and is prepared to continue to assist the Company in marketing the STS-111 to such customers both before and after the STS-111 development activities have been completed; and

WHEREAS, the Company wishes to engage the services of the Services Provider to continue to provide services and assistance to the Company in connection with the development and sale of a satellite telecommunications capability for the STS-111 and related services as described herein, and the Services Provider is willing to be so engaged to continue to provide such assistance and services, all on and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby unconditionally acknowledged, the parties hereto do hereby agree as follows:

1.             Engagement of the Services Provider.  During the Term (hereinafter defined)  of this Agreement, the Company hereby engages the Services Provider to provide the assistance and services described herein on the basis hereinafter set forth, and the Services Provider hereby accepts such engagement, upon and subject to the terms and conditions set forth in this Agreement.  The Company hereby acknowledges that the Services Provider has heretofore provided the Company with substantial assistance and services in regard to the development of the STS-111.

2.             The Services Provider's Duties and Responsibilities.

2.1.          The Services Provider will provide certain assistance and services to the Company in connection with required design and modifications to the STS-111 in order for it to have a satellite telecommunications capability and marketing the STS-111 to governmental and other customers introduced, and to be introduced, by the Services Provider to the Company.  In connection therewith, the Services Provider will:

(i)           assist the Company in developing operational mission profiles for the STS-111;

(ii)          provide the Company with access to one or more mobile Appliqués which are owned by GTC and have data transmission satellite telecommunications capability;

(iii)         provide the Company with technical assistance with respect to the design and testing of the STS-111 for the installation and operation of such satellite telecommunications appliqués owned by GTC;

(iv)        assist the Company in arranging demonstrations of the STS-111 for potential customers introduced by GTC and participate in ongoing discussions with such potential customers in efforts to market the STS-111;

(v)         assist the Company in exploring and obtaining governmental funding for the development efforts associated with the STS-111;

(vi)         if applicable, act as the prime contractor for the Company in connection with governmental funding for the development of the STS-111 and participate in all discussions and negotiations with governmental funding sources in connection with same;

(vii)        provide assistance to the Company with respect to the development of enhancements of electronic systems for autonomous controls for the STS-111;

(viii)       provide assistance to the Company with respect to the development of enhancements with respect to telemetry and sensor equipment for use on the STS-111;

(ix)         assist with expanding the potential customer base for potential prospective purchases of the STS-111 with GTC’s current and potential governmental customers and participate in discussions and negotiations with respect to same;

(x)           evaluate and provide recommendations with respect to test results for STS-111 tests with particular emphasis on the feasibility of the use of Appliqués on the STS-111;

(xi)          participate in discussions and negotiations with management and other applicable personnel of the Company with respect to the foregoing;

(xii)         introduce the Company to Globalstar, Inc. and participate in discussions and negotiations with respect to the potential certification for use on the Globalstar satellite network of the satellite telecommunications capability of the STS-111;

(xiii)       assist the Company in connection with efforts to obtain non-governmental funding for activities related to the completion of the development of the STS-111 (including, without limitation, the $1,000,000 credit facility arranged by GTC);

(xiv)       introduce the Company to qualified and experienced technical consultants and other personnel to render specialized services to the Company in connection with the completion of the developmental activities relating to the STS-111; and

(xv)        provide assistance and services reasonably related to all of the foregoing.

2.2.         The Services Provider shall devote such portion of its time to the performance of its services under this Agreement as it shall determine is reasonably necessary to perform such services and discharge its responsibilities under this Agreement. The Services Provider will, when deemed reasonably necessary by it, continue to travel to attend demonstrations of the STS-111 (the Company hereby acknowledging that the Services Provider has heretofore done so, all at its sole expense).  The Company acknowledges and agrees that the Services Provider will not be rendering services hereunder exclusively to the Company.  The Services Provider will have no liability under this Agreement, except for any judicially determined gross negligence or intentional misconduct or wrongdoing by or on its behalf.

2.3           Services already provided to the Company and which GTC shall continue to provide are set forth on Schedule 1. Services to be provided are set forth on Schedule 2.

2.4.          The principal contact persons for the Company and the Services Provider for purposes of this Agreement are set forth below:

The Company:	Jonathan Leinwand, 101 NE 3rd Ave., Suite 1500, Fort Lauderdale, Florida 33301

Services Provider:	David Phipps, 51 Lyon Ridge Road, Katonah, New York 10536

3.            Term.

3.1.          The term of this Agreement shall commence on April __, 2009 and shall continue in effect until the earlier of the date of completion of the Service Provider’s services under Section 4(e) hereof or December 31, 2010 (the “Term”).

3.2.         Notwithstanding the provisions of Section 3.1 above, the Company may terminate this Agreement upon the occurrence of any of the following events:

(a)          following the delivery of notice to the Services Provider by the Company of the termination of this Agreement for any judicially determined material breach or default by the Services Provider of any of the Services Provider’s representations, warranties, obligations or covenants under this Agreement, provided that, with respect to any such breach or default which is curable, any such breach or default is not cured within thirty (30) days after receipt of such notice from the Company; or

(b)          upon five (5) days notice to the Services Provider in the event of an assignment for the benefit of the Services Provider’s creditors or a final adjudication of bankruptcy, insolvency, receivership, or any such similar action against the Services Provider.

3.3.          Notwithstanding the provisions of Section 3.1 above, the Services Provider may terminate this Agreement upon the occurrence of any of the following events:

(a)          following the delivery of notice to the Company by the Services Provider of the termination of this Agreement for any material breach or default by the Company of any of its representations, warranties, obligations or covenants under this Agreement, provided that, with respect to any such breach or default which is curable, any such breach or default is not cured within thirty (30) days after receipt of such notice from the Services Provider; or

(b)           upon five (5) days notice to the Company in the event of an assignment for the benefit of the Company’s creditors or a final adjudication of bankruptcy, insolvency, receivership, or any such similar action against the Company.

4.             Compensation.

4.1.           In consideration of the performance by the Services Provider of the services provided for under this Agreement during the Term hereof, the Company shall cause Sanswire to issue and deliver to the Company (or its designee) an aggregate of 12,500,000 shares of Sanswire’s common stock (the “Shares”).  The Services Provider acknowledges that the Company is not able to provide cash compensation for the Services Provider’s services hereunder and that it is prepared to accept the risk inherent in accepting the Shares as compensation for its past and present services rendered and to be rendered hereunder:

(a)          an aggregate of 7,500,000 Shares upon the execution of this Agreement for services already provided to the Company and which GTC shall continue to provide as set forth on Schedule 1  and

(b)          833,335 Shares to be issued on the first day of May, 2008 and 833,333 Shares to be issued on the first day of each of the following five months as compensation for the Services Provider providing the services as set forth on Schedule 2.  These Shares, when issued, will be deemed fully earned and not subject to any claim or offset.

4.2.          The Services Provider hereby acknowledges that it has such knowledge and experience in finance, securities, investments, and other business matters so as to be capable of evaluating the merits and risks receiving the Shares contemplated hereby.  The Services Provider understands that the Shares are “restricted securities” and have not been registered under the United States Securities Act of 1933, as amended (the “Act”), or any applicable state securities law and the Services Provider hereby acknowledges that it is acquiring the Shares for its own account and not with a view to or for distributing or reselling the Shares or any part thereof, has no present intention of distributing any of the Shares and has no arrangement or understanding with any other persons regarding the distribution of the Shares (this representation and warranty shall not limit the Services Provider’s right to sell or transfer the Shares in compliance with applicable securities laws, rules and regulations).

5.            Representations and Warranties.  The Company and the Services Provider hereby represent and warrant to each other as follows:

5.1.          All action on the part of the Company and the Services Provider necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been taken and this Agreement constitutes a valid and legally binding obligation of the Company and the Services Provider, as applicable, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

5.2.          The authorization, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a breach or default under any provision of any instrument, judgment, order, writ, decree or agreement to which the Company or the Services Provider, as applicable, is a party or by which either of them is bound.

5.3.          There is no action, suit, proceeding, or investigation pending, or to the knowledge of the Company or the Services Provider, as applicable, currently threatened against the Company or the Services Provider, as applicable, in any way relating to the validity of this Agreement or the right of the Company or the Services Provider, as applicable, to enter into or to perform under this Agreement or consummate the transactions contemplated hereby.

6.            Current Filings.  The Company agrees that until the later of the date on which all of the Shares to be issued hereunder have been sold or one year from the date of the last issuance of such Shares, it will keep current in filing all reports and materials required to be filed with the Commission in order to permit the Services Provider to sell the Shares under Rule 144.

7.            Confidentiality and Non-Disclosure Covenant.  During the Term of this Agreement, both parties hereto hereby acknowledge that they may obtain and be entrusted with nonpublic material confidential and proprietary information of the other (for purposes of this Section 7, this shall include GTC), such information to include information with respect to their present and proposed business and operations. To the extent that the Company and/or the Services Provider desire any such information to be deemed “Confidential Information” hereunder, they will mark such documentation appropriately (or confirm oral disclosures of any such information, in writing, indicating that such information is to be considered Confidential Information hereunder). All of such information that may be obtained by the parties hereunder shall, for purposes hereof, be referred to herein as “Confidential Information”.  The Services Provider and the Company hereby agree that, unless the Confidential Information becomes publicly known without any improper act of either of such parties, as applicable, they will not directly or indirectly during the Term of this Agreement, use for their own benefit or in any manner whatsoever, divulge to any person, firm, corporation or other entity or otherwise publish or disclose any Confidential Information (except as necessary in connection with the performance of the Services Provider's services under this Agreement or to comply with applicable laws or regulations.  The confidentiality and use restrictions contained in this Section 7 shall survive for a period of twenty-four (24) months following the expiration or termination of this Agreement.  Notwithstanding the foregoing, neither of the parties hereto shall be in breach of this covenant with respect to any disclosure of any Confidential Information by them to any of their respective officers, directors, shareholders, representatives or advisors (collectively, the “Representatives”) who receive such information on a need-to-know basis, or any disclosure of such information which is or becomes available in the public domain or is required as a result of any legal process served upon them in any judicial or administrative proceeding (provided that the applicable party provides prompt notice of any such process served upon it in order to enable the disclosing party to timely contest the same, at its expense), or was obtained by the applicable party from a third party without such third party's breach of agreement or obligation of trust.  Each party will cause their respective Representatives to whom Confidential Information is provided, to comply with the provisions of this Section and will be responsible for any breach of such provisions by any of such persons.

8.             Non-Solicitation.

8.1.         The Services Provider will not, at any time during or for twenty-four (24) months after the Term hereof, directly or indirectly, (i) solicit the business of any person or entity with whom or which the Company has a contractual relationship, for purposes of engaging in activities which are the same as or substantially similar to the activities of the Company , or (ii) solicit, interfere with, or endeavor either to cause any employee, agent or consultant, of the Company  to leave his or her employment with the Company, or terminate its relationship with the Company, or (iii) induce or attempt to induce any such employee, agent or consultant, to breach any employment agreement or other agreement or arrangement that such employee, agent or consultant may have with the Company .

8.2.         The Services Provider hereby acknowledges that the provisions of this Section 8 are necessary for the protection of the Company's business and goodwill and are considered by the Services Provider to be fair and reasonable.  The Services Provider further acknowledges that it has fully and carefully reviewed, considered and understands all of the restrictions imposed upon it under this Section 8.  Accordingly, the Services Provider hereby acknowledges and agrees that in the event of any actual or threatened breach by it of the provisions of this Section 8, there will be no adequate remedy at law for any such breach or threatened breach and that any such breach or threatened breach may cause irreparable harm to the Company and, therefore, the Services Provider hereby consents in any such instance to the granting of injunctive or other equitable relief to the Company, as a non-exclusive remedy therefor, in any court of competent jurisdiction, without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy at a law or posting a bond therefor.

9.             Intellectual Property Rights.  Each of the parties hereto shall retain the rights to all of their respective trade secrets and intellectual property and both parties disclaim all warranties, either express or implied, as to the efficiency, reliability, or safety of any such intellectual property.  To the extent that either party develops any intellectual property pursuant to this Agreement, the party developing such intellectual property shall retain all ownership rights thereto.  Consistent with the foregoing, the Company  will retain all right, title and interest in all intellectual property relating to the STS-111 and the Services Provider and GTC will retain all right, title and interest in all intellectual property relating to the Appliqués.

10.           Damage Limitations. Notwithstanding anything to the contrary in this Agreement, in no event shall ether party hereto be liable to the other party for lost profits or lost business opportunities, or for any indirect, special, punitive or consequential damages arising out of or in connection with this Agreement.

11.           Publicity; Press Releases. The parties hereto may, by mutual written consent, agree to issue a joint press release describing the collaboration of the parties under this Agreement. The parties shall also consult regularly during the Term of the Agreement and issue, as and when they deem appropriate and subject to their mutual written consent, such further press releases and/or other publicity materials as may be appropriate. For the avoidance of doubt, no press release, promotional or marketing materials or other written materials utilized or issued by the Company  shall refer to any Services Provider or GTC customer or GTC project or transaction which is not the subject of this Agreement in the absence of GTC’s written consent, which consent will not be unreasonably withheld.

12.           Force Majeure.  Neither the Services Provider nor the Company shall be responsible for any delay or failure in fulfilling their obligations under this Agreement as a consequence of any act of God, labor dispute, war, insurrection, riot, nuclear disaster, fire, earthquake or other circumstance beyond the reasonable control of either of such parties.

13.           Miscellaneous.

13.1.       This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, arrangements and understandings, whether oral or written, express or implied, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed or modified except by an instrument in writing signed by the party to be bound thereby.

13.2.       All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail (or international equivalent), postage prepaid, return receipt requested, addressed to the parties hereto as follows (or to such other address and/or to such other persons as either of the parties hereto shall specify by notice given in accordance with this provision):

(a)           If to the Company:

Sanswire  Corp.
101 NE 3rd Ave., Suite 1500
Fort Lauderdale, FL 33301
Attn:  Jonathan Leinwand, President

(b)           If to the Services Provider:

Global Telesat Services Corp.
3 The Fountain Centre,
Lensbury Avenue,
Imperial Wharf,
London, SW5 2TW

Attn:  David Phipps, President

With a copy to:

Robert L. Blessey, Esq.
51 Lyon Ridge Road
Katonah, New York 10536

Except as otherwise expressly provided elsewhere in this Agreement, all such notices, consents, requests, demands and other communications shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the earlier of (i) the date of receipt or rejection by the addressee, or (ii) the third business day after the date of mailing thereof, except for a notice of a change of address which shall be effective only upon receipt.

13.3.        Neither party hereto may assign this Agreement or their respective rights, benefits or obligations hereunder without the written consent of the other party hereto.

13.4.        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing contained herein is intended to confer upon any person or entity, other than the parties hereto and their respective successors, or permitted assigns, any rights, benefits, obligations, remedies or liabilities under or by reason of this Agreement.

13.5.        No waiver of this Agreement shall be effective unless in writing and signed by the party to be bound thereby.  The waiver by either party hereto of a breach of any provision of this Agreement, or of any representation, warranty, covenant or obligation in this Agreement by the other party hereto shall not be construed as a waiver of any subsequent breach or of any other provision, representation, warranty, covenant or obligation of such other party, unless the instrument of waiver expressly so provides.

13.6.        This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, United States of America, with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof.

13.7.        The parties hereto hereby agree that, at any time and from time to time during the Term hereof, upon the reasonable request of the other party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

13.8.        If any term or provision of this Agreement, or the application thereof to any person or circumstance, is finally determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby and each other term and provision of this Agreement shall remain valid and shall be enforced to the fullest extent permitted hereunder and by law.

13.9.        The Section headings contained in this Agreement are for the purpose of convenience only and are not intended to define or limit the contents of said Sections.

13.10.     Each of the parties hereto is performing its responsibilities under this Agreement as an independent contractor and nothing in this Agreement is intended, nor shall be construed, to create an employer/employee, master/servant, principal/agent, partnership or joint venture relationship between the parties.

13.11.      The provisions of Sections 6, 7, 8, 9 and 11 shall survive the expiration or earlier termination of this Agreement.

13.12.      This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument, and this Agreement may be completed by facsimile transmission, which transmission will be deemed to be an original and considered fully legal and binding on all of the signatories hereto.

13.13.     Unless the context of this Agreement clearly requires otherwise, the plural includes the singular, the singular includes the plural, the part includes the whole, "including" is not limiting, and "or" has the inclusive meaning of the phrase "and/or".  The words "hereof", "herein", "hereby", "hereunder" and other similar terms in this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.

WITNESS:	GLOBAL TELESAT SERVICES CORP.

By:
David Phipps, President and
Chief Executive Officer
Print Name

WITNESS:	SANSWIRE CORP.

By:
Jonathan Leinwand, President

Print Name

SCHEDULE 1

(i)	assist the Company in developing operational mission profiles for the STS-111;

(ii)
assist the Company in arranging demonstrations of the Sanswire products and services for potential customers introduced by GTC and participate in ongoing discussions with such potential customers in efforts to market the products and services;

(iii)	assist the Company in exploring and obtaining funding for the development efforts associated with the STS-111;

(iv)	provide assistance to the Company with respect to the development of enhancements of electronic systems for autonomous controls for the Sanswire products;

(v)	provide assistance to the Company with respect to the development of enhancements with respect to telemetry and sensor equipment for use on the Sanswire products;

(vi)	participate in discussions and negotiations with management and other applicable personnel of the Company and Sanswire;

(vii)
introduce the Company and Sanswire to Globalstar, Inc. and participate in discussions and negotiations with respect to the potential certification for use on the Globalstar satellite network of the satellite telecommunications capability of the STS-111;

(viii)
assist the Company and Sanswire in connection with efforts to obtain non-governmental funding for activities related to the completion of the development of the STS-111 (including, without limitation, the $1,000,000 credit facility arranged by GTC);

(ix)
introduce the Company to qualified and experienced technical consultants and other personnel to render specialized services to the Company in connection with the completion of the developmental activities relating to the STS-111.

SCHEDULE 2

(i)	provide the Company with access to one or more mobile Appliqués which are owned by GTC and have data transmission satellite telecommunications capability;

(ii)	provide the Company with technical assistance with respect to the design and testing of the STS-111 for the installation and operation of such satellite telecommunications appliqués owned by GTC;

(iii)
assist the Company in arranging demonstrations of the STS-111 for potential customers introduced by GTC and participate in ongoing discussions with such potential customers in efforts to market the STS-111;

(iv)
if applicable, act as the prime contractor for the Company in connection with governmental funding for the development of the STS-111 and participate in all discussions and negotiations with governmental funding sources in connection with same;

(v)	evaluate and provide recommendations with respect to test results for STS-111 tests with particular emphasis on the feasibility of the use of Appliqués on the STS-111;

(vi)
assist with expanding the potential customer base for potential prospective purchases of the STS-111 with GTC’s current and potential governmental customers and participate in discussions and negotiations with respect to same;

(vii)	provide assistance to the Company with respect to the development of enhancements of electronic systems for autonomous controls for the Sanswire products;

(viii)	provide assistance to the Company with respect to the development of enhancements with respect to telemetry and sensor equipment for use on the STS-111.